As filed with the United States Securities and Exchange Commission on December 17, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SPROUT SOCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-2404165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
131 South Dearborn St., Suite 700
Chicago, Illinois 60603
Telephone: (866) 878-3231
(Address, including zip code, of principal executive offices)

SPROUT SOCIAL, INC. 2019 INCENTIVE AWARD PLAN
SPROUT SOCIAL, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN
SPROUT SOCIAL, INC. 2016 STOCK PLAN
SPROUT SOCIAL, INC. 2019 CLASS B INCENTIVE AWARD PLAN
(Full title of the plan)
Justyn Howard
President and Chief Executive Officer
131 South Dearborn St., Suite 700
Chicago, Illinois 60603
(866) 878-3231
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Christopher D. Lueking, Esq.	Heidi N. Jonas, Esq.
Cathy A. Birkeland, Esq.	General Counsel and Secretary
Latham & Watkins LLP	Sprout Social, Inc.
330 North Wabash Avenue, Suite 2800	131 South Dearborn St. Suite 700
Chicago, Illinois 60611	Chicago, Illinois 60603
(312) 876-7700	(866) 878-3231

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share
2019 Incentive Award Plan	7,766,580	(2)	$17.00	(8)	$132,031,860.00	$17,137.74
2019 Employee Stock Purchase Plan	550,000	(3)	$17.00	(8)	$9,350,000.00	$1,213.63
2016 Stock Plan	1,152,972	(4)	$0.52	(9)	$599,545.45	$77.82
2016 Stock Plan	2,846,455	(5)	$17.00	(8)	$48,389,735.00	$6,280.99
2019 Class B Incentive Award Plan	550,000	(6)	—	(10)	—	—
Class B Common Stock, $0.0001 par value per share
2019 Class B Incentive Award Plan	550,000	(7)	$17.00	(8)	$9,350,000.00	$1,213.63
Total	13,416,007		—		$199,721,140.45	$25,923.81

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A and Class B Common Stock of Sprout Social, Inc. (the “Company”) that become issuable under the Sprout Social, Inc. 2019 Incentive Award Plan (the “2019 Incentive Award Plan”), the Sprout Social, Inc. 2019 Employee Stock Purchase Plan (the “2019 Employee Stock Purchase Plan”), the Sprout Social, Inc. 2016 Stock Plan, as amended December 11, 2018 (the “2016 Stock Plan”) and the Sprout Social, Inc. 2019 Class B Incentive Award Plan (the “2019 Class B Incentive Award Plan”), which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Class A or Class B Common Stock.

(2)
Represents 7,766,580 shares of Class A Common Stock reserved for issuance under the 2019 Incentive Award Plan, which number consists of (i) 5,293,497 shares of Class A Common Stock initially reserved for issuance under the 2019 Incentive Award Plan and (ii) 2,473,083 shares of Class A Common Stock that may become issuable under the 2019 Incentive Award Plan pursuant to its terms. The number of shares of Class A Common Stock reserved for issuance under the 2019 Incentive Award Plan will automatically increase on January 1 of each calendar year from January 1, 2020 through January 1, 2029, by that number of shares of Class A Common Stock equal to the lesser of (i) 5% of the shares of all of the classes of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares of Class A Common Stock as determined by the board of directors of the Company and (B) in the event the 2019 Class B Incentive Award Plan is terminated pursuant to its terms, a number of shares of Class A Common Stock equal to the number of shares of the Class B Common Stock that remain available for issuance under the 2019 Class B Incentive Award Plan as of such date of termination.

(3)
Represents 550,000 shares of Class A Common Stock reserved for issuance under the 2019 Employee Stock Purchase Plan. The number of shares of Class A Common Stock reserved for issuance under the Company’s 2019 Employee Stock Purchase Plan will automatically increase on January 1 of each calendar year from January 1, 2021 through January 1, 2029, by that number of shares of Class A Common Stock equal to the lesser of (A) 1,100,000 shares of Class A Common Stock, (B) 1% of the shares of all of the Company’s classes of common stock outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares of Class A Common Stock as determined by the board of directors of the Company.

(4)	Represents 1,152,972 shares of Class A Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2016 Stock Plan

(5)	Represents 2,846,455 shares of Class A Common Stock reserved for issuance pursuant to unvested restricted stock unit awards that remain outstanding under the 2016 Stock Plan.

(6)
Represents 550,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock reserved for issuance under the 2019 Class B Incentive Award Plan. A number of shares of Class A Common Stock equal to the shares of Class B Common Stock subject to awards outstanding under the 2019 Class B Incentive Award Plan that are forfeited, expire or otherwise terminate will become available for issuance under the 2019 Incentive Award Plan, and in the event the 2019 Class B Incentive Award Plan is terminated pursuant to its terms, a number of shares of Class A Common Stock equal to the number of shares of the Class B Common Stock that remain available for issuance under the 2019 Class B Incentive Award Plan as of such date of termination will become available for issuance under the 2019 Incentive Award Plan.

(7)	Represents 550,000 shares of Class B Common Stock authorized for issuance under the 2019 Class B Incentive Award Plan.

(8)
For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2019 Incentive Award Plan, the 2019 Employee Stock Purchase Plan and the 2019 Class B Incentive Award Plan is based upon the initial public offering price of a share of Class A Common Stock ($17.00 per share).

(9)
For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted-average exercise price of previously granted stock options that remain outstanding under the 2016 Stock Plan.

(10)
Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of the shares of any Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
Not required to be filed with this Registration Statement.
Item 2.    Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Sprout Social, Inc., unless otherwise stated or the context otherwise requires.
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)the Company’s prospectus filed with the Commission on December 13, 2019, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 234316); and
(b)the description of the Company’s Common Stock contained in the prospectus included in the Company’s registration statement on Form 8-A, filed with the Commission on December 9, 2019 (File No. 001-39156), together with any amendment or report thereto filed with the Commission for the purpose of updating such description.
All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.
For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.
Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities.
See also the Undertakings set forth in the response to Item 9 herein.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following documents are filed as exhibits to this Registration Statement:

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1*	Amended and Restated Certificate of Incorporation of the Registrant

4.2*	Amended and Restated Bylaws of the Registrant

4.3	Form of Class A common stock certificate of the Registrant	S-1	333-234316	4.1	December 2, 2019

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Sprout Social, Inc. 2016 Stock Plan and forms of agreements thereunder	S-1	333-234316	10.8	October 25, 2019

99.2	Sprout Social, Inc. 2019 Incentive Award Plan and forms of agreements thereunder	S-1	333-234316	10.12	December 2, 2019

99.3	Sprout Social, Inc. 2019 Class B Incentive Award Plan and forms of agreements thereunder	S-1	333-234316	10.13	December 2, 2019

99.4	Sprout Social, Inc. 2019 Employee Stock Purchase Plan	S-1	333-234316	10.14	December 2, 2019
____________________

*	Filed herewith.
Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on the 17th day of December, 2019.

SPROUT SOCIAL, INC.

By:	/s/ Justyn Howard
Justyn Howard
President, Chief Executive Officer, and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Justyn Howard and Joe Del Preto, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justyn Howard	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2019
Justyn Howard

/s/ Joe Del Preto	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 17, 2019
Joe Del Preto

/s/ Aaron Rankin	Chief Technology Officer and Director	December 17, 2019
Aaron Rankin

/s/ Peter Barris	Director	December 17, 2019
Peter Barris

/s/ Steven Collins	Director	December 17, 2019
Steven Collins

/s/ Jason Kreuziger	Director	December 17, 2019
Jason Kreuziger

/s/ Karen Walker	Director	December 17, 2019
Karen Walker